Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUANTIA CORP.

Aquantia Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

ONE:    The original name of the corporation was Aquantia Corp. and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware (the “Secretary”) was January 27, 2004.

TWO:    The Amended and Restated Certificate of Incorporation of the corporation as filed with the Secretary on March 25, 2015, as amended by a Certificate of Amendment dated July 21, 2015, a Certificate of Amendment dated November 18, 2015, a Certificate of Amendment dated January 22, 2016, a Certificate of Amendment dated November 18, 2016, a Certificate of Amendment dated June 19, 2017 and a Certificate of Amendment dated October 5, 2017, is hereby amended and restated to read as follows:

I.

The name of the corporation is AQUANTIA CORP. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.    The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is four hundred ten million (410,000,000) shares. Four hundred million (400,000,000) shares shall be Common Stock, each having a par value of one-hundred thousandth of one cent ($0.00001) (the “Common Stock”) and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-hundred thousandth of one cent ($0.00001) (the “Preferred Stock”).

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding; provided that the aggregate number of authorized shares of Preferred Stock shall not be increased beyond the amount provided in Section IV(A). In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C.    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.	MANAGEMENT OF BUSINESS.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.	BOARD OF DIRECTORS

The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, immediately following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and new Class I directors (which, for the avoidance of doubt, may be the same individuals who previously served in such class) shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and new Class II directors (which, for the avoidance of doubt, may be the same individuals who previously served in such class) shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and new Class III directors (which, for the avoidance of doubt, may be the same individuals who previously served in such class) shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting (which, for the avoidance of doubt, may include some or all of the individuals who previously served as directors).

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.	REMOVAL OF DIRECTORS.

Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the Initial Public Offering, neither the Board of Directors nor any individual director may be removed without cause.

Subject to any limitation imposed by law, any individual director or directors may be removed with cause only by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

D.	VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E.	BYLAW AMENDMENTS.

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F.	STOCKHOLDER ACTIONS.

The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

VI.

A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws; or (D) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

* * * *

THREE:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FOUR:    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

IN WITNESS WHEREOF, Aquantia Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 7th day of November 2017.

AQUANTIA CORP.

By:	/s/ Faraj Aalaei
Faraj Aalaei
Chief Executive Officer